Exhibit 99.1

News Release
Global Headquarters: 200 Innovation Way, Akron, Ohio 44316-0001	Media Website: www.GoodyearNewsRoom.com

MEDIA CONTACT:	Keith Price 330-796-1863
ANALYST CONTACT:	Christina Zamarro 330-796-1042
FOR IMMEDIATE RELEASE

Goodyear Reports Third Quarter Results for 2016,

Revises 2016 Outlook

•	Strong Goodyear net income of $317 million for third quarter, $703 million year-to-date

•	Segment operating income of $556 million for third quarter, record core segment operating income of $1.5 billion for year-to-date period

•	Third quarter Goodyear net income as a percent of sales of 8.2%, total segment operating margin of 14.5%

•	Americas third quarter income of $305 million, 14.7% operating margin

•	Europe, Middle East and Africa third quarter income of $152 million, 12.3% operating margin

•	Record Asia Pacific third quarter income of $99 million, 18.3% operating margin

•	Company confirms 2020 targets and capital allocation plan

AKRON, Ohio, October 28, 2016 – The Goodyear Tire & Rubber Company today reported results for the third quarter and first nine months of 2016.

“We delivered solid results in the quarter, with a total segment operating margin of 14.5 percent, which takes our core segment operating income to record levels on a year-to-date basis,” said Richard J. Kramer, chairman, chief executive officer and president.

“Our revised 2016 outlook reflects recent volatility impacting our U.S. commercial truck tire business. This near-term headwind will not have an impact on our value proposition or our ability to execute on our long-term plan,” he said.

“Our strategy is built to take advantage of the trends shaping our industry. Global demand for high-value-added, large rim-diameter tires is increasing. We are confident that our portfolio of these products and our distribution advantages position us on a path to sustained growth and achievement of the 2020 targets that we recently announced,” Kramer said.

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Consistent with this strategy, on October 24 the company announced its intention to close its Philippsburg, Germany tire manufacturing facility and realign its European capacity to increase production of high-value-added tires. “Our focus is on winning in the high-value segments of the market and reducing our exposure to low-growth and declining segments to capture the value of our brand and help our customers grow profitably,” he added.

Goodyear’s third quarter 2016 sales were $3.8 billion, down from $4.2 billion a year ago, with the decrease driven by the deconsolidation of the company’s subsidiary in Venezuela.

Tire unit volumes totaled 42 million, which was essentially flat with 2015 after adjusting for the deconsolidation of Venezuela at the end of 2015. Growth in Asia Pacific was more than offset by declines in Americas and Europe, Middle East and Africa. Replacement tire shipments were up 1 percent. Original equipment unit volume was down 6 percent.

Goodyear’s third quarter 2016 net income was $317 million ($1.19 per share), up 17 percent from $271 million (99 cents per share) in the year-ago quarter. The improvement was primarily due to an income tax benefit resulting from various discrete tax adjustments that was partially offset by increased rationalization charges. Third quarter 2016 adjusted net income was $310 million ($1.17 per share), up from $271 million (99 cents per share) in 2015. Per share amounts are diluted.

The company reported third quarter segment operating income of $556 million in 2016, down from $602 million a year ago. Segment operating income in 2016 was negatively impacted by the deconsolidation of Venezuela. Core segment operating income, which excludes Venezuela, was $563 million in the year-ago quarter.

Year to Date Results

Goodyear’s sales for the first nine months of 2016 were $11.4 billion, down 8 percent from the 2015 period, reflecting the deconsolidation of Venezuela and unfavorable foreign currency translation.

Tire unit volumes totaled 125 million, up 1 percent from 2015, driven by growth in the Asia Pacific region, primarily in Japan, due to the acquisition of a controlling interest in Nippon Goodyear Ltd. (NGY), and China. Replacement tire shipments were up 2 percent. Original equipment unit volume was down 3 percent. Excluding the impact of the deconsolidation of Venezuela, unit volumes increased 2 percent.

Goodyear’s year-to-date net income of $703 million ($2.62 per share) is up 2 percent from $687 million ($2.51 per share) in 2015’s first nine months. The increase was primarily due to lower income tax expense due to various discrete tax adjustments. Year-to-date adjusted net income was $818 million ($3.05 per share), up from $649 million ($2.39 per share) in 2015. Per share amounts are diluted.

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The company reported year-to-date segment operating income of $1.5 billion in 2016, down 2 percent from a year ago. The decrease was due to the deconsolidation of Venezuela. Core segment operating income, which excludes Venezuela, was $1.4 billion in the 2015 nine months.

Reconciliation of Non-GAAP Financial Measures

See the note at the end of this release for further explanation and reconciliation tables for Segment Operating Income and Margin; Adjusted Net Income; and Adjusted Diluted Earnings per Share, reflecting the impact of certain significant items on the 2016 and 2015 periods.

Business Segment Results

Americas

	Third Quarter		Nine Months
(in millions)	2016	2015	2016	2015
Tire Units	18.6	20.3	55.4	59.5
Sales	$2,070	$2,398	$6,111	$7,057
Segment Operating Income	305	376	856	982
Segment Operating Margin	14.7%	15.7%	14.0%	13.9%

Americas’ third quarter 2016 sales decreased 14 percent from last year to $2.1 billion. Sales reflect an 8 percent decrease in tire unit volume. Replacement tire shipments were down 6 percent. Original equipment unit volume was down 15 percent. Excluding the impact of the deconsolidation of Venezuela and the sale of the former Goodyear Dunlop Tires North America Ltd. business (GDTNA), unit volume decreased 5 percent, driven primarily by consumer original equipment and replacement in Brazil and Canada. Total U.S. consumer shipments were essentially flat and U.S. commercial shipments were down 12 percent.

Third quarter 2016 segment operating income of $305 million was down 19 percent from the prior year. The decrease was driven primarily by the deconsolidation of Venezuela and the impact of lower volume.

The deconsolidation of Venezuela negatively impacted volumes by 0.4 million units, sales by $155 million and segment operating income by $39 million.

The sale of GDTNA negatively impacted volumes by 0.2 million units, sales by $60 million and segment operating income by $16 million.

Europe, Middle East and Africa

	Third Quarter		Nine Months
(in millions)	2016	2015	2016	2015
Tire Units	15.4	16.2	47.0	46.9
Sales	$1,236	$1,328	$3,748	$3,924
Segment Operating Income	152	154	380	335
Segment Operating Margin	12.3%	11.6%	10.1%	8.5%

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Europe, Middle East and Africa’s third quarter sales of $1.2 billion were down 7 percent from the prior year reflecting a 5 percent decrease in sales volume resulting from the company’s original equipment sales strategy and increased competition for smaller rim diameter consumer tires. Replacement tire shipments were down 3 percent. Original equipment unit volume was down 8 percent.

Third quarter 2016 segment operating income of $152 million was 1 percent below the prior year driven by the impact of lower volume.

The dissolution of the global alliance with Sumitomo Rubber Industries (SRI) negatively impacted volumes by 0.1 million units and sales by $11 million. Segment operating income was positively impacted by $6 million due to a decrease in royalties to SRI.

Asia Pacific

	Third Quarter		Nine Months
(in millions)	2016	2015	2016	2015
Tire Units	8.0	6.0	22.6	17.7
Sales	$541	$458	$1,558	$1,399
Segment Operating Income	99	72	270	223
Segment Operating Margin	18.3%	15.7%	17.3%	15.9%

Asia Pacific’s third quarter 2016 sales increased 18 percent from last year to $541 million. Sales reflect a 33 percent increase in tire unit volume, primarily due to growth in Japan, China and India. This improvement was partially offset by unfavorable price/mix, driven primarily by the impact of lower raw material costs on pricing. Replacement tire shipments were up 47 percent. Original equipment unit volume was up 16 percent.

Third quarter 2016 segment operating income of $99 million was up 38 percent from last year and a record, driven by higher volume.

The NGY acquisition positively impacted volumes by 1.3 million units and sales by $48 million. The NGY acquisition and the sale of the company’s 25 percent interest in Dunlop Goodyear Tires Ltd. positively impacted segment operating income by $4 million.

Financial Targets

The company has confirmed its 2020 financial targets and capital allocation plan, which were announced on September 15, 2016.

The company has revised its 2016 financial targets. The company now expects its full-year 2016 total segment operating income to be between $2 billion and $2.025 billion.

See the note at the end of this release for further explanation of forward-looking total segment operating income.

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Shareholder Return Program

The company paid a quarterly dividend of 7 cents per share of common stock on September 1, 2016. The Board of Directors has declared a quarterly dividend of 10 cents per share payable December 1, 2016, to shareholders of record on November 1, 2016.

As a part of its previously announced $1.1 billion share repurchase program, the company repurchased 1.7 million shares of its common stock for $50 million during the third quarter.

Conference Call

Goodyear will hold an investor conference call at 9 a.m. today. Prior to the commencement of the call, the company will post the financial and other related information that will be presented on its investor relations website: http://investor.goodyear.com.

Participating in the conference call will be Richard J. Kramer, chairman, chief executive officer and president; and Laura K. Thompson, executive vice president and chief financial officer.

Investors, members of the media and other interested persons can access the conference call on the website or via telephone by calling either (800) 895-1715 or (785) 424-1059 before 8:55 a.m. and providing the Conference ID “Goodyear.” A taped replay will be available by calling (800) 723-7372 or (402) 220-2666. The replay will also remain available on the website.

Goodyear is one of the world’s largest tire companies. It employs about 66,000 people and manufactures its products in 49 facilities in 22 countries around the world. Its two Innovation Centers in Akron, Ohio and Colmar-Berg, Luxembourg strive to develop state-of-the-art products and services that set the technology and performance standard for the industry. For more information about Goodyear and its products, go to www.goodyear.com/corporate. GT-FN

Certain information contained in this press release constitutes forward-looking statements for purposes of the safe harbor provisions of The Private Securities Litigation Reform Act of 1995. There are a variety of factors, many of which are beyond our control, that affect our operations, performance, business strategy and results and could cause our actual results and experience to differ materially from the assumptions, expectations and objectives expressed in any forward-looking statements. These factors include, but are not limited to: our ability to implement successfully our strategic initiatives; actions and initiatives taken by both current and potential competitors; foreign currency translation and transaction risks; a labor strike, work stoppage or other similar event; deteriorating economic conditions or an inability to access capital markets; work stoppages, financial difficulties or supply disruptions at our suppliers or customers; the adequacy of our capital expenditures; increases in the prices paid for raw materials and energy; our failure to comply with a material covenant in our debt obligations; potential adverse consequences of litigation involving the company; as well as the effects of more general factors such as changes in general market, economic or political conditions or in legislation, regulation or public policy. Additional factors are discussed in our filings with the Securities and Exchange Commission, including our annual report on Form 10-K, quarterly reports on Form 10-Q and current reports on Form 8-K. In addition, any forward-looking statements represent our estimates only as of today and should not be relied upon as representing our estimates as of any subsequent date. While we may elect to update forward-looking statements at some point in the future, we specifically disclaim any obligation to do so, even if our estimates change.

(financial statements follow)

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The Goodyear Tire & Rubber Company and Subsidiaries

Consolidated Statements of Operations (unaudited)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
(In millions, except per share amounts)	2016	2015	2016	2015
NET SALES	$3,847	$4,184	$11,417	$12,380
Cost of Goods Sold	2,736	3,000	8,250	9,093
Selling, Administrative and General Expense	599	633	1,807	1,889
Rationalizations	135	20	194	82
Interest Expense	90	105	285	322
Other (Income) Expense	(23)	(5)	3	(124)

Income before Income Taxes	310	431	878	1,118
United States and Foreign Taxes (Benefit) Expense	(10)	126	161	369

Net Income	320	305	717	749
Less: Minority Shareholders’ Net Income	3	34	14	62

Goodyear Net Income	$317	$271	$703	$687

Goodyear Net Income - Per Share of Common Stock
Basic	$1.21	$1.01	$2.66	$2.55

Weighted Average Shares Outstanding	262	269	264	270
Diluted	$1.19	$0.99	$2.62	$2.51

Weighted Average Shares Outstanding	266	274	268	274
Cash Dividends Declared Per Common Share	$0.17	$0.06	$0.31	$0.18

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The Goodyear Tire & Rubber Company and Subsidiaries

Consolidated Balance Sheets (unaudited)

(In millions, except share data)	September 30,	December 31,
	2016	2015
Assets:
Current Assets:
Cash and Cash Equivalents	$975	$1,476
Accounts Receivable, less Allowance - $110 ($105 in 2015)	2,649	2,033
Inventories:
Raw Materials	464	419
Work in Process	143	138
Finished Products	2,147	1,907

	2,754	2,464
Prepaid Expenses and Other Current Assets	193	153

Total Current Assets	6,571	6,126
Goodwill	564	555
Intangible Assets	138	138
Deferred Income Taxes	2,129	2,141
Other Assets	702	654
Property, Plant and Equipment less Accumulated Depreciation - $9,206 ($8,637 in 2015)	7,039	6,777

Total Assets	$17,143	$16,391

Liabilities:
Current Liabilities:
Accounts Payable-Trade	$2,600	$2,769
Compensation and Benefits	625	666
Other Current Liabilities	993	886
Notes Payable and Overdrafts	179	49
Long Term Debt and Capital Leases due Within One Year	403	585

Total Current Liabilities	4,800	4,955
Long Term Debt and Capital Leases	5,446	5,074
Compensation and Benefits	1,388	1,468
Deferred Income Taxes	89	91
Other Long Term Liabilities	716	661

Total Liabilities	12,439	12,249
Shareholders’ Equity:
Common Stock, no par value:
Authorized, 450 million shares, Outstanding shares – 261 million (267 million in 2015) after deducting 17 million treasury shares (11 million in 2015)	261	267
Capital Surplus	2,926	3,093
Retained Earnings	5,247	4,570
Accumulated Other Comprehensive Loss	(3,957)	(4,010)

Goodyear Shareholders’ Equity	4,477	3,920
Minority Shareholders’ Equity – Nonredeemable	227	222

Total Shareholders’ Equity	4,704	4,142

Total Liabilities and Shareholders’ Equity	$17,143	$16,391

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The Goodyear Tire & Rubber Company and Subsidiaries

Consolidated Statements of Cash Flows (unaudited)

(In millions)	Nine Months Ended
	September 30,
	2016	2015
Cash Flows from Operating Activities:
Net Income	$717	$749
Adjustments to Reconcile Net Income to Cash Flows from Operating Activities:
Depreciation and Amortization	536	522
Amortization and Write-Off of Debt Issuance Costs	24	6
Provision for Deferred Income Taxes	31	265
Net Pension Curtailments and Settlements	13	2
Net Rationalization Charges	194	82
Rationalization Payments	(68)	(105)
Net (Gains) Losses on Asset Sales	(28)	9
Pension Contributions and Direct Payments	(71)	(77)
Gain on Recognition of Deferred Royalty Income	—	(155)
Changes in Operating Assets and Liabilities, Net of Asset Acquisitions and Dispositions:
Accounts Receivable	(570)	(644)
Inventories	(236)	(97)
Accounts Payable - Trade	(144)	33
Compensation and Benefits	(68)	29
Other Current Liabilities	11	(29)
Other Assets and Liabilities	(104)	45

Total Cash Flows from Operating Activities	237	635
Cash Flows from Investing Activities:
Capital Expenditures	(711)	(656)
Asset Dispositions	13	13
Decrease (Increase) in Restricted Cash	1	(11)
Short Term Securities Acquired	(46)	(50)
Short Term Securities Redeemed	34	25
Other Transactions	2	5

Total Cash Flows from Investing Activities	(707)	(674)
Cash Flows from Financing Activities:
Short Term Debt and Overdrafts Incurred	219	72
Short Term Debt and Overdrafts Paid	(99)	(59)
Long Term Debt Incurred	4,129	1,265
Long Term Debt Paid	(4,025)	(1,469)
Common Stock Issued	9	33
Common Stock Repurchased	(200)	(82)
Common Stock Dividends Paid	(56)	(49)
Transactions with Minority Interests in Subsidiaries	(9)	(5)
Debt Related Costs and Other Transactions	(24)	(12)

Total Cash Flows from Financing Activities	(56)	(306)
Effect of Exchange Rate Changes on Cash and Cash Equivalents	25	(102)

Net Change in Cash and Cash Equivalents	(501)	(447)
Cash and Cash Equivalents at Beginning of the Period	1,476	2,161
Less: Cash Held for Sale	—	(24)

Cash and Cash Equivalents at End of the Period	$975	$1,690

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Non-GAAP Financial Measures (unaudited)

This earnings release presents Total Segment Operating Income and Margin, Core Segment Operating Income, Adjusted Net Income and Adjusted Diluted Earnings Per Share (EPS), which are important financial measures for the company but are not financial measures defined by U.S. GAAP, and should not be construed as alternatives to corresponding financial measures presented in accordance with U.S. GAAP.

Total Segment Operating Income is the sum of the individual strategic business units’ (SBU’s) Segment Operating Income as determined in accordance with U.S. GAAP. Total Segment Operating Margin is Total Segment Operating Income divided by Net Sales as determined in accordance with U.S. GAAP. Management believes that Total Segment Operating Income and Margin are useful because they represent the aggregate value of income created by the company’s SBUs and exclude items not directly related to the SBUs for performance evaluation purposes.

Core Segment Operating Income is Total Segment Operating Income excluding the operating income from our Venezuelan subsidiary, which we deconsolidated on December 31, 2015. Management believes that Core Segment Operating Income is useful because it represents Total Segment Operating Income from the company’s ongoing reported operations.

The most directly comparable U.S. GAAP financial measure to Total and Core Segment Operating Income is Goodyear Net Income and to Total Segment Operating Margin is Goodyear Net Income as a percent of Sales (which is calculated by dividing Goodyear Net Income by Net Sales).

Adjusted Net Income is Goodyear Net Income as determined in accordance with U.S. GAAP adjusted for certain significant items. Adjusted Diluted EPS is the company’s Adjusted Net Income divided by Weighted Average Shares Outstanding-Diluted as determined in accordance with U.S. GAAP. Management believes that Adjusted Net Income and Adjusted Diluted EPS are useful because they represent how management reviews the operating results of the company excluding the impacts of rationalizations, asset write-offs, accelerated depreciation, asset sales and certain other significant items.

It should be noted that other companies may calculate similarly-titled non-GAAP financial measures differently and, as a result, the measures presented herein may not be comparable to such similarly-titled measures reported by other companies.

The company is unable to present a quantitative reconciliation of its forward-looking non-GAAP financial measure, Total Segment Operating Income, to the most directly comparable U.S. GAAP financial measure, Goodyear Net Income, because management cannot reliably predict all of the necessary components of Goodyear Net Income without unreasonable effort. Goodyear Net Income includes several significant items that are not included in Total Segment Operating Income, such as rationalization charges, other (income) expense, pension curtailments and settlements, and income taxes. The decisions and events that typically lead to the recognition of these and other similar non-GAAP adjustments, such as a decision to exit part of the company’s business, acquisitions and dispositions, foreign currency exchange gains and losses, financing fees, actions taken to manage the company’s pension liabilities, and the recording or release of tax valuation allowances, are inherently unpredictable as to if or when they may occur. The inability to provide a reconciliation is due to that unpredictability and the related difficulty in assessing the potential financial impact of the non-GAAP adjustments. For the same reasons, the company is unable to address the probable significance of the unavailable information, which could be material to the company’s future financial results.

See the tables below for reconciliations of historical Total Segment Operating Income and Margin, Core Segment Operating Income, Adjusted Net Income and Adjusted Diluted EPS to the most directly comparable U.S. GAAP financial measures.

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Segment Operating Income and Margin Reconciliation Table

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
(In millions)	2016	2015	2016	2015
Core Segment Operating Income	$556	$563	$1,506	$1,443
Venezuela Subsidiary Operating Income	—	39	—	97

Total Segment Operating Income	$556	$602	$1,506	$1,540
Rationalizations	135	20	194	82
Interest Expense	90	105	285	322
Other (Income) Expense	(23)	(5)	3	(124)
Asset Write-offs and Accelerated Depreciation	3	3	10	5
Corporate Incentive Compensation Plans	20	26	60	61
Corporate Pension Curtailments/Settlements	—	—	14	—
Intercompany Profit Elimination	2	(8)	7	6
Retained Expenses of Divested Operations	2	2	12	6
Other	17	28	43	64

Income before Income Taxes	$310	$431	$878	$1,118
United States and Foreign Taxes (Benefit) Expense	(10)	126	161	369
Less: Minority Shareholders Net Income	3	34	14	62

Goodyear Net Income	$317	$271	$703	$687

Sales	$3,847	$4,184	$11,417	$12,380
Goodyear Net Income as a Percent of Sales	8.2%	6.5%	6.2%	5.5%
Total Segment Operating Margin	14.5%	14.4%	13.2%	12.4%

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Adjusted Net Income and Adjusted Diluted Earnings per Share Reconciliation Table

Third Quarter 2016	Income Before Income Taxes	Taxes	Minority Interest	Goodyear Net Income	Weighted Average Shares Outstanding- Diluted	Diluted EPS
(In millions, except EPS)
As Reported	$310	$(10)	$3	$317	266	$1.19
Significant Items:
Rationalizations, Asset Write-offs, and Accelerated Depreciation Charges	138	3		135
Transaction Costs and Net Gains on Asset Sales	(27)	(3)		(24)
Discrete Tax Items	2	118	2	(118)

	113	118	2	(7)		$(0.02)

As Adjusted	$423	$108	$5	$310	266	$1.17

Third Quarter 2015	Income Before Income Taxes	Taxes	Minority Interest	Goodyear Net Income	Weighted Average Shares Outstanding- Diluted	Diluted EPS
(In millions, except EPS)
As Reported	$431	$126	$34	$271	274	$0.99
Significant Items:
Rationalizations, Asset Write-offs, and Accelerated Depreciation Charges	23	3	4	16
Discrete Tax Benefits		9	(1)	(8)
Insurance Recovery - Discontinued Products	(25)	(9)		(16)
Indirect Tax Claims	(5)			(5)
Transaction Costs and Net Gains on Asset Sales	14	1		13

	7	4	3	—		—

As Adjusted	$438	$130	$37	$271	274	$0.99

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First Nine Months 2016	Income Before Income Taxes	Taxes	Minority Interest	Goodyear Net Income	Weighted Average Shares Outstanding- Diluted	Diluted EPS
(In millions, except EPS)
As Reported	$878	$161	$14	$703	268	$2.62
Significant Items:
Rationalizations, Asset Write-offs, and Accelerated Depreciation Charges	204	9		195
Transaction Costs and Net Gains on Asset Sales	(28)	(4)		(24)
Insurance Recovery – Discontinued Products	(7)	(2)		(5)
Debt Repayments	65	19		46
Americas Intracompany Profit Elimination Adjustment	24	9		15
Pension Settlement	14			14
Discrete Tax Items	2	127	1	(126)

	274	158	1	115		$0.43

As Adjusted	$1,152	$319	$15	$818	268	$3.05

First Nine Months 2015	Income Before Income Taxes	Taxes	Minority Interest	Goodyear Net Income	Weighted Average Shares Outstanding- Diluted	Diluted EPS
(In millions, except EPS)
As Reported	$1,118	$369	$62	$687	274	$2.51
Significant Items:
Rationalizations, Asset Write-offs, and Accelerated Depreciation Charges	87	8	17	62
Discrete Tax Benefits	3	1	2	—
Charges for Labor Claims Related to a Closed Facility in Greece	4			4
Gain on Recognition of Deferred Royalty Income	(155)	(56)		(99)
Insurance Recovery - Discontinued Products	(25)	(9)		(16)
Indirect Tax Claims	(5)			(5)
Transaction Costs and Net Gains on Asset Sales	16			16

	(75)	(56)	19	(38)		$(0.12)

As Adjusted	$1,043	$313	$81	$649	274	$2.39

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